UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) September 8, 2005
                                                 -------------------------------

                                 GAMESTOP CORP.
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             (Exact name of registrant as specified in its charter)

         Delaware                    1-31228                    75-2951347
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(State or other jurisdiction       (Commission               (I.R.S. Employer
     of incorporation)              File Number)             Identification No.)

   625 Westport Parkway, Grapevine, TX                               76051
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 (Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code (817) 424-2000
                                                   -----------------------------

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         (Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))


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Item 8.01.        Other Events.

     On September 8, 2005, GameStop Corp. issued a press release reporting GSC Holdings Corp.'s intention to issue an aggregate of $950 million of senior notes and senior floating rate notes to partially finance its acquisition of Electronics Boutique Holdings Corp. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01         Financial Statements and Exhibits.

(c)    Exhibits

99.1              Press Release issued by GameStop  Corp.,  dated September 8,
                  2005.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    GAMESTOP CORP.
                                    --------------
                                    (Registrant)


Date: September 8, 2005
                                    /s/ David W. Carlson
                                    --------------------
                                    Name:  David W. Carlson
                                    Title: Executive Vice President and Chief
                                           Financial Officer


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


Table of Contents
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                                 GAMESTOP CORP.

                                  EXHIBIT INDEX


Exhibit Number          Description
--------------          -----------
Exhibit 99.1            Press Release of GameStop Corp., dated September 8, 2005


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